UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 27, 2006

Date of Report (Date of earliest event reported)

Emergency Filtration Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Cassia Way, Suite A115, Henderson, Nevada	89014
(Address of principal executive offices)	(Zip Code)

(702) 558-5164

Registrant's telephone number, including area code

Item 8.01 Other Events

Emergency Filtration Products, Inc. (the “Company”) has retained the services of O'Connor & Hannan, LLP, an internationally recognized, full-service law firm that specializes in resolving the legal and public policy needs of its clients.  O'Connor & Hannan is a mid-size law firm founded in 1957, with offices in Washington, D.C. and Virginia. The firm represents local, national, and international companies, trade associations, not-for-profit organizations, public bodies and individuals in domestic and foreign negotiations and transactions, before federal and state courts, and before the U.S. Congress and a broad range of federal departments and agencies.

O’Connor & Hannan’s professionals have served in all branches of government and as corporate and association attorneys and advisors. As a result, its attorneys have proven expertise and experience in their areas of specialty and understand the need for practical solutions to business issues. O’Connor & Hannan’s emphasis on problem solving coupled with extensive knowledge of the law and regulations have allowed it to effectively and efficiently represent a broad spectrum of businesses and institutions from small entities to some of the biggest organizations in the United States and the world.

Emergency Filtration has retained O’Connor and Hannon specifically to address the potential applications of the Company’s various product lines as they relate to United States military and homeland security needs, including medical uses, disaster remediation and other services.  The initial term of the agreement is for one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: March 27, 2006

Emergency Filtration Products, Inc.

By:  /S/ Douglas K. Beplate

Douglas K. Beplate, President